Exhibit 10.79

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made and entered into as of September 19, 2006 by and among Molecular Imaging Sorrento Valley LLC, a Delaware limited liability company (“PET LLC”), Molecular Imaging Corporation, a Delaware corporation (“MIC”), and The Regents of the University of California, a California corporation, on behalf of UCSD Medical Group (“UCSD”), with reference to the following facts:

A. The parties have entered into an Asset Purchase Agreement dated as of August 15, 2003 (the “2003 Asset Purchase Agreement”) pursuant to which UCSD has purchased from PET LLC a CTI HR+ PET Scanner and certain tenant improvements relating thereto (the “PET Scanner”) located at the at 11388 Sorrento Valley Road, San Diego, California 92121 (the “Center”);

B. UCSD and PET LLC have entered into an Equipment Sublease Agreement dated August 15, 2003, as modified by the term sheet dated September 24, 2004 (the “PET Equipment Sublease”), pursuant to which UCSD subleases the PET Scanner to PET LLC;

C. UCSD and PET LLC have entered into a Professional Services Agreement dated August 15, 2003 (the “Professional Services Agreement”) pursuant to which UCSD provides certain reading services at the Center.

D. MIC has entered into an Agreement of Sub-Lease dated February 24, 2006 (the “Center Sublease”) with Siemens Medical Solutions USA, Inc. (“Siemens”) pursuant to which PET LLC uses space at the Center;

E. PET LLC desires to sell, and UCSD desires to purchase, the PET Scanner and related equipment, and the parties desire to transfer all of the assets required for operation of the Center to UCSD, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Basic Transaction.

1.1 Purchase and Sale of PET Assets. On and subject to the terms and conditions of this Agreement, UCSD agrees to terminate the PET Equipment Sublease and to purchase from PET LLC, and PET LLC agrees to sell, transfer, convey, and deliver to UCSD at the Closing, all of its right, title, and interest in and to (i) the PET Scanner and related assets (collectively, the “PET Acquired Assets”) listed in Exhibit “A”, (ii) all business and financial records associated with the PET business located at the Center and appropriate and necessary for the continued operation of the PET Scanner, and (iii) any and all assignable customer contracts and related goodwill.

1.2 Assumption of PET Liabilities. UCSD shall not assume and shall under no circumstances be responsible for any obligation or liability of PET LLC with respect to and/or arising out of the PET Acquired Assets before the Closing Date. UCSD shall assume all obligations and liabilities arising out of the PET Acquired Assets and the Center on and after the Closing Date.

1.3 Accounts Receivable/Accounts Payable. Subject to PET LLC’s compliance with Section 1.6, below, PET LLC shall retain all cash, current outstanding accounts receivable (the “PET AR”) and accounts payable obligations (the “PET AP”) of PET LLC as of the Closing Date. PET LLC shall bill and collect for all outstanding PET AR and scans performed prior to the Closing Date, and PET LLC shall be solely responsible for the payment of all PET AP accrued prior to the Closing Date; provided, however, the PET AP shall not include any amounts owed by PET LLC to UCSD, including, without limitation, amounts owed under the PET Equipment Sublease or the Professional Services Agreement. After the Closing Date, PET LLC shall have no obligations to pay any amounts owed by PET LLC to UCSD relating to the Center.

1.4 Termination of Agreements. Effective upon the Closing, UCSD and PET LLC agree that the 2003 Asset Purchase Agreement, PET Equipment Sublease, and the Professional Services Agreement shall be terminated, and no party shall have any further obligations to the other under such agreements, including, without limitation, any obligation by PET LLC to pay any amounts of rent, additional rent, or any reading fees.

1.5 Termination and Transfer of Center Sublease. At the Closing, MIC shall deliver a document, reasonably satisfactory to UCSD and MIC, executed by Siemens, pursuant to which Siemens agrees to terminate the Center Sublease.

1.6 Adherence to Cash Disbursement Schedule. From and after July 15, 2006 and until the Closing Date, PET LLC shall have adhered to the Cash Disbursement Schedule (the “Cash Adherence Schedule”) attached to the Term Sheet dated August 28, 2006 between the parties.

1.7 Mutual Releases. The parties intend the transaction contemplated in this Agreement to be constitute a full and complete settlement and release of all historical obligations related to the PET Acquired Assets and the Center. Effective upon the Closing, the parties agree as follows:

(a) PET LLC and MIC Release. Each of PET LLC and MIC releases and discharges UCSD and its past and present employees, officers, agents, and attorneys from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, asserted in or relating to the Center, including, without limitation, the 2003 Asset Purchase Agreement, the PET Equipment Sublease, the Professional Services Agreement and any and all agreements or documents related thereto.

(b) UCSD releases and discharges each of PET LLC and MIC, and their respective past and present employees, officers, directors, members, parents, subsidiaries, agents and attorneys, from any and all liabilities, claims, loss, damages, defenses, fees and costs (including costs of suit and attorneys’ fees and expenses) of whatever nature, character, type, or description, whether known or unknown, existing or potential, matured or unmatured, liquidated or unliquidated, direct or consequential, suspected or unsuspected, or foreseen or unforeseen, asserted in or relating to the Center, including, without limitation, the 2003 Asset Purchase Agreement, the PET Equipment Sublease, the Professional Services Agreement and any and all agreements or documents related thereto

(c) California Civil Code Section 1542.

The parties each acknowledge, warrant, and represent that they have been advised by their respective attorneys concerning, and that they are familiar with, section 1542 of the California Civil Code (“Section 1542”), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

In waiving the provisions of Section 1542, the parties each acknowledge that they may have sustained damages, losses, costs, or expenses that presently are unknown and unsuspected, and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future. The parties further acknowledge that they have negotiated this Agreement taking into account such presently unsuspected and unknown damages, losses, costs, and expenses, and the parties expressly waive any and all rights that they have under Section 1542 or under any other state or federal statute, rule, or common law principle, in law or in equity, of similar effect.

1.8 PET LLC Employees. The parties shall coordinate an offer of employment (permanent or temporary) from UCSD to the Center’s Director and PET Technologist. At the request of MIC, UCSD shall enter into a mutually agreeable arrangement to allow the PET Technologist to work for MIC outside of the Center as scheduling permits.

1.9 Transition Support. MIC and PET LLC shall provide a commercially reasonable level of management support to assist in the transition of the Center operations to UCSD both prior to and following the Closing; provided, however, such support shall not include the use of the licenses, permits or billing numbers of PET LLC.

1.10 Contingent Payment. For each of the two (2) years beginning one (1) year from the first day of the first month after the Closing Date, UCSD shall pay MIC, or its successor or designee, (a) twenty percent (20%) of the amount of annual collected revenues derived from the operation of PET imaging at the Center which exceeds $1,500,000, or (b) if applicable and if larger than the amount calculated under (a) above, fifteen percent (15%) of the amount of annual collected revenues derived from the operation of both PET and PET/CT imaging at the Center which exceeds $2,000,000; provided, however, that UCSD shall retain an amount equal to the sum of the amount of unpaid professional fees owed by PET LLC to UCSD under the Professional Services Agreement as of the Closing Date, and the unpaid amounts owed by PET LLC under the PET Equipment Sublease as of the Closing Date, prior to any payment hereunder; and provided further, that for purposes of calculating revenues resulting from UCSD research studies, each scan performed shall be recognized at $1300 per scan. UCSD shall maintain separate books of account relating to revenues at the Center in accordance with generally accepted accounting principles, and shall collect revenues in normal course so as not to deprive MIC of the benefit of any contingent payment provided herein. MIC or its designee or assignee shall have the right, at its own expense (unless such audit results in not less than $10,000 in additional amounts to be paid MIC, in which event UCSD shall pay the reasonable costs of such audit), to have an auditor of its own selection, examine at a time reasonably acceptable to UCSD, during normal business hours but not more than once each calendar year, the relevant books and records of account of UCSD, to determine whether appropriate accounting has been made under the Section 1.10.

1.11 Right of First Offer.

(a) At any time within a three (3) year period following the Closing Date, if UCSD or any of its affiliated entities (collectively, the “UCSD Parties”), intends to offer PET or PET/CT imaging services, in San Diego County, California, from a mobile, transportable or re-locatable facility (the “New Project”), then UCSD shall provide MIC or its successor/designee/assignee (the “MIC Party”) written notice of the New Project, describing in reasonable detail the terms and conditions of the proposed New Project. The MIC Party will have a period of thirty (30) business days after receipt of the notice to deliver a written notice (the “Notice of Interest”) to UCSD indicating its interest in the New Project. If a MIC Party delivers a Notice of Interest to UCSD indicating its interest in the New Project, then, prior to UCSD’s initiation of its own direct provision of PET or PET/CT imaging services, UCSD will first accept a proposal for the New Project from the MIC Party pursuant to which the MIC Party would offer such services directly to members of the public, including without limitation, UCSD patients, at the same location. If the parties do not enter into definitive documentation for the New Project within ninety (90) calendar days after the date of the Notice of Interest, then UCSD shall be free to negotiate with other third parties concerning the New Project. If a MIC Party does not deliver a Notice of Interest to UCSD within such thirty (30) business day period, (a) the MIC Party shall be deemed to have rejected the New Project and (b) UCSD may during a ninety (90) calendar day period following the expiration of the thirty (30) business day period referred to above, enter into agreements with any other third-party participant with respect to such New Project upon terms no more favorable to the third-party participant than those specified in the notice delivered to the MIC Party with respect to such New Project. If, under applicable law, a New Project requires that UCSD solicit competitive bids, UCSD will deem an MIC Party to be a responsible party for purposes of participating in the solicitation.

(b) Specific Performance. UCSD recognizes and agree that any violation of this Section 1.11 may not be reasonably or adequately compensated in damages and that, in addition to any other relief to which the may be entitled by reason of such violation, MIC shall also be entitled to permanent and temporary injunctive and equitable relief and, pending determination of any dispute with respect to such violation, no bond or security shall be required in connection therewith. Without limiting the generality of the foregoing, UCSD acknowledges that a showing by MIC of any breach of any provision of this Section 1.11 shall constitute, for the purposes of all judicial determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle MIC to interim and permanent injunctive relief against UCSD with respect to such breach.

(c) Severability of Covenants. If any part of this Section 1.11 is held by a court of competent jurisdiction or any other governmental authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of such provision shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and such court or authority shall be empowered to substitute, to the extent enforceable, provisions similar thereto or other provisions so as to provide to the aggrieved party the benefits intended by such provisions, to the fullest extent permitted by applicable law.

2. Closing. The closing of the transactions contemplated by this Agreement (“Closing”) shall take place at a mutually agreeable location on the first business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby or such other date as UCSD, PET LLC and MIC may mutually determine, which the parties anticipate to occur on October 13, 2006 (the “Closing Date”). On the Closing Date, (i) UCSD shall deliver to PET LLC any and all deliverables required under Section 3.1, and (ii) PET LLC and MIC shall deliver to UCSD any and all deliverables required under Section 3.2.

3. Conditions Precedent to Closing.

3.1 Conditions to Obligations of PET LLC and MIC. The obligations of PET LLC and MIC to make the deliveries at the Closing are subject to each of the following conditions: (i) the Center Sublease has been terminated and MIC has no further obligations under the Center Sublease whatsoever, (ii) all of the representations and warranties of UCSD contained herein shall continue to be true and correct at the Closing in all respects, and (iii) UCSD has delivered to PET LLC and MIC, or is prepared to deliver, any and all documents required to be delivered by

UCSD, respectively, at the Closing or otherwise reasonably requested by PET LLC or MIC to give effect to the transactions contemplated herein.

3.2 Conditions to Obligations of UCSD. The obligations of UCSD to make the deliveries at the Closing are subject to each of the following conditions: (i) PET LLC shall have adhered to the Cash Adherence Schedule from July 15, 2006, (ii) UCSD shall have entered into a sublease with Siemens on substantially the same economic terms as the Center Sublease, (iii) Siemens shall have provided its consent for UCSD to operate the Center for up to ninety (90) days under the radiation permit or licenses issued to Siemens by the State of California, (iv) all the representations and warranties of PET LLC and MIC contained herein shall continue to be true and correct at the Closing in all respects, and (v) PET LLC and MIC has delivered to UCSD, or is prepared to deliver, all documents required to be delivered by PET LLC and MIC, respectively, at the Closing or otherwise reasonably requested by UCSD to give effect to the transactions contemplated herein.

3.3 Termination. If any of the conditions set forth in Section 3.1 is neither satisfied nor waived on or before October 13, 2006, then PET LLC or MIC may terminate this Agreement by delivering to written notice of termination to UCSD. If any of the conditions set forth in Section 3.2 is neither satisfied nor waived on or before October 13, 2006, then UCSD may terminate this Agreement by delivering to written notice of termination to PET LLC. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving party.

4. Warranties, Representations and Covenants of PET LLC. PET LLC warrants, represents and covenants to UCSD as follows:

4.1 Corporate Status; Validity of Agreement. PET LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. PET LLC has full right, power and authority to execute and deliver this Agreement and perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability or other action on the part of PET LLC, and this Agreement, when executed and delivered by PET LLC, shall constitute the valid and binding obligation of PET LLC enforceable in accordance with its terms.

4.2 PET Acquired Assets. Other than as set forth on the Disclosure Schedule, (i) PET LLC is the owner of, and will has good and marketable title to, all of the PET Acquired Assets to be sold under the terms of this Agreement, (ii) PET LLC has the power and authority to sell, convey and assign the PET Acquired Assets to UCSD, and (iii) at the Closing, PET LLC shall transfer and convey to UCSD all of PET LLC’s right, title and interest in the PET Acquired Assets, free and clear of (a) all mortgages, pledges, security interests, charges, liens or encumbrances of any kind whatsoever and (b) all other matters materially and adversely affecting the title thereto or otherwise interfering with or impairing the use thereof for the intended purpose.

4.3 No Conflict. The execution and delivery of this Agreement, and the performance of PET LLC’s obligations hereunder, (a) assuming the termination of the PET Equipment Sublease, are not in violation or breach of, and will not conflict with or constitute a default under any material note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon PET LLC, or any of its assets or properties, (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the PET Acquired Assets, and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over PET LLC or any of its properties.

5. Warranties, Representations and Covenants of UCSD. UCSD warrants, represents and covenants to PET LLC as follows:

5.1 Corporate Status; Validity of Agreement. UCSD is a California corporation duly organized, validly existing and in good standing under the Constitution and laws of the State of California. UCSD has full right, power and authority to execute and deliver this Agreement and perform the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of UCSD, and this Agreement, when executed and delivered by UCSD, shall constitute the valid and binding obligation of UCSD enforceable in accordance with its terms.

5.2 No Conflict. The execution and delivery of this Agreement, and the performance of UCSD’s obligations hereunder, (a) are not in violation or breach of, and will not conflict with or constitute a default under any material note, debt instrument, security agreement, lease, deed of trust or mortgage, or any other material contract, agreement or commitment binding upon UCSD, or any of its assets or properties, (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the PET Acquired Assets, and (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over UCSD or any of its properties.

6. Indemnification.

6.1 PET LLC shall indemnify, hold harmless and defend UCSD and its assigns from and against any loss, liability, damages or expense (including attorneys’ fees) suffered or incurred by UCSD and/or its assigns as a result of (i) a material breach of any obligation, representation, warranty, covenant or agreement made by PET LLC in this Agreement, or because any material representation or warranty by PET LLC contained herein shall be false; and (ii) cost and expenses (including reasonable attorneys’ fees) incurred by UCSD in connection with any claim, action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing. PET

LLC shall reimburse UCSD within thirty (30) days of UCSD’s written request (which request shall include reasonable supporting documentation for such reimbursement) for reimbursement of any and all amounts actually paid by UCSD on account of such obligations, losses, liabilities, damages or expenses.

6.2 UCSD shall indemnify, hold harmless and defend PET LLC and its assigns from and against any loss, liability, damages or expense (including attorneys’ fees) suffered or incurred by PET LLC and its assigns as a result of (i) a material breach of any obligation, representation, warranty, covenant or agreement made by UCSD in this Agreement, or because any material representation or warranty by UCSD contained herein shall be false; and (ii) cost and expenses (including reasonable attorneys’ fees) incurred by PET LLC in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the foregoing. UCSD shall reimburse PET LLC within thirty (30) days of PET LLC’s written request (which request shall include reasonable supporting documentation for such reimbursement) for reimbursement of any and all amounts actually paid by PET LLC on account of such obligations, losses, liabilities, damages or expenses.

7. Entire Agreement; Severability; Modification. This instrument contains the entire agreement between the parties relating to the transaction described herein. Any oral representations or modifications concerning this instrument shall be of no force and effect, excepting a subsequent modification in writing, signed by the party to be charged. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of the Agreement shall survive. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the parties hereto.

8. Further Assurances; Waiver. Each party hereto will execute, acknowledge and deliver any further assurances, documents and instruments reasonably requested by any other party hereto for the purpose of giving effect to the transactions contemplated herein or the intentions of the parties with respect thereto. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

9. Investigations and Survival. The respective representations, warranties, covenants and agreements of PET LLC and UCSD herein, or in any certificates or other documents delivered prior to or at the Closing, shall not be deemed waived or otherwise affected by any investigation made by any party hereto nor shall they be affected by the Closing.

10. Binding Effect. This Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the parties hereto, except as hereinabove expressly provided.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of State of California. Any legal proceeding relating to the Agreement shall be instituted and maintained exclusively in any court of competent jurisdiction in San Diego County, California.

12. Construction. In the interpretation and construction of this Agreement, the parties acknowledge that the terms hereof reflect extensive negotiations between the parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, that both parties drafted this Agreement.

13. Counterparts; Facsimile Signatures. This Agreement may be signed in counterparts and delivered by facsimile signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement the day and year first above written.

UCSD:		PET LLC:

The Regents of the University of California		Molecular Imaging Sorrento Valley LLC, a Delaware limited liability company

		By:	Molecular Imaging Corporation, a Delaware corporation, its Manager

By:	/s/ David Sakai		By:	/s/ Kenneth C. Frederick
	David I. Sakai			Kenneth C. Frederick, CEO
C.F.O Health Services

Molecular Imaging Corporation, a Delaware corporation

		By:	/s/ Kenneth C. Frederick
Kenneth C. Frederick, CEO

[Signature Page to UCSD/PET LLC/MIC Asset Purchase Agreement]

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